As filed with the Securities and Exchange Commission on September 24, 2010

Registration No.	333-80663 333-50480 333-85330 333-97176 333-33891

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
____________________

POST-EFFECTIVE AMENDMENTS NO. 2 TO
Form S-8
REGISTRATION STATEMENTS
UNDER THE SECURITIES ACT OF 1933
____________________

REGENERON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)
____________________

New York	13-3444607
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Address of principal executive office) (zip code)

Regeneron Pharmaceuticals, Inc.
1990 Long-Term Incentive Plan
(Full title of the plan)
____________________

Stuart Kolinski, Esq.
Senior Vice President, General Counsel and Secretary
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591-6707
(Name and address of agent for service)

(914) 347-7000
(Telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036-6522
(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☒	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☐
____________________

EXPLANATORY NOTE

     These Post-Effective Amendments No. 2 to the Prior Registration Statements (as defined below) are being filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 464 under the Securities Act, and includes the registration statement facing page, this page and the signature page.

PARTIAL DEREGISTRATION AND RE-ALLOCATION OF SHARES

     Between August 1992 and June 1999, Regeneron Pharmaceuticals, Inc. (the “Registrant”) registered 6,900,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), for issuance under the Registrant’s 1990 Long-Term Incentive Plan, as amended and restated (the “1990 Plan”), on Form S-8 Registration Statements filed with the SEC having the following file numbers and filing dates: 333-50480 (August 5, 1992), 333-85330 (October 19, 1994), 333-97176 (September 20, 1995), 333-33891 (August 19, 1997) and 333-80663 (June 15, 1999) (together, the “Prior Registration Statements”). On July 30, 2002, the Registrant filed Post-Effective Amendments No. 1 to the Prior Registration Statements to deregister 316,184 shares of Common Stock, and reflect the re-allocation and carrying forward of such shares, effective upon such de-registration, together with the associated registration fees previously paid in respect of the registration of such shares pursuant to the Prior Registration Statements, from the Prior Registration Statements to a Form S-8 Registration Statement relating to the Registrant's 2000 Long-Term Incentive Plan (as subsequently amended, the “2000 Plan”), which is the successor plan to the 1990 Plan. Pursuant to the terms of the 2000 Plan an additional 490,832 shares of Common Stock underlying awards granted pursuant to the 1990 Plan which were forfeited, expired or were cancelled without delivery of shares of Common Stock have become and are now available for issuance under the 2000 Plan as of the date of the filing of these Post-Effective Amendments (the “Additional Excess Shares”). Also, up to an additional 3,979 shares of Common Stock currently subject to outstanding awards under the 1990 Plan will, to the extent such awards are forfeited, expire or are cancelled without delivery of shares of Common Stock, become available for issuance under the 2000 Plan upon and to the extent of such forfeiture, expiration or cancellation (the “Carry Over Shares” and, together with the Additional Excess Shares, the “Shares”). No additional awards may be made under the 1990 Plan and new awards may only be made under the 2000 Plan.

     Contemporaneously with the filing of these Post-Effective Amendments to the Prior Registration Statements, the Registrant is filing a new Registration Statement on Form S-8 to register the Additional Excess Shares, and the Carry Over Shares when they become eligible for issuance pursuant to the terms of the 2000 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 and 90 under Section G of the Manual of Publicly Available Telephone Interpretations of the SEC Division of Corporate Finance (July 1997), these Post-Effective Amendments to the Prior Registration Statements covering the 1990 Plan are being filed to (i) deregister the Additional Excess Shares, effective upon the filing of these Post-Effective Amendments No. 2, and the Carry Over Shares, effective automatically upon and to the extent of the Carry Over Shares becoming eligible for issuance under the 2000 Plan pursuant to the terms thereof and the applicable award agreements, and (ii) reflect the re-allocation and carrying forward of such Shares, effective upon the de-registration thereof, together with the associated registration fees previously paid in respect of the registration of such Shares pursuant to the Prior Registration Statements, from the Prior Registration Statements to the New Registration Statement.

     The Prior Registration Statements will remain in effect to cover the potential issuance of shares of Common Stock upon the exercise of the awards granted under the 1990 Plan to which the Carry Over Shares are currently subject until such time as, and to the extent that, such awards are forfeited, expire or are cancelled without delivery of shares of Common Stock, whereupon such Carry Over Shares will become available for issuance under the 2000 Plan and, as described above, will automatically be deregistered from the Prior Registration Statements and re-allocated and carried forward to the New Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Greenburgh, State of New York, on September 24, 2010.

REGENERON PHARMACEUTICALS, INC.

By:	/s/ Leonard S. Schleifer
Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer